UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

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Exelixis, Inc.
(Name of Registrant as Specified In Its Charter)

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On April 5, 2023, Exelixis, Inc. issued the following press release:

Exelixis Reiterates Commitment to Shareholder Value Creation

Responds to Letter from Farallon Capital Management

ALAMEDA, Calif. – April 5, 2023 – Exelixis, Inc. (Nasdaq: EXEL) (the “Company”) today issued the following statement in response to the letter issued by Farallon Capital Management, L.L.C. (“Farallon”):

Successfully Executing Strategy with Robust, Balanced Capital Plan

Exelixis is executing a clear strategy to drive growth and to create meaningful value for our shareholders. We are focused on maximizing the clinical and commercial potential of the cabozantinib franchise and advancing our differentiated pipeline of lead assets through preclinical and clinical development. This pipeline includes the clinical compounds zanzalintinib, the next-generation oral tyrosine kinase inhibitor that builds on the cabozantinib target profile, and XB002, an antibody-drug conjugate (ADC) targeting tissue factor. Our strong internal drug discovery and development team, which we built judiciously over the last few years, is focused on advancing multiple biologic and small molecule programs that address important tumor types and unmet medical need. Our internal efforts are complemented by a broad network of collaborations that we have leveraged in order to advance a broad portfolio of innovative antibodies, ADCs, bispecifics and other biotherapeutics with the potential to address significant populations of patients with cancer. The momentum derived from our cabozantinib franchise performance is strong, as demonstrated by the Company’s recent full year 2022 financial results and increased full year 2023 product and total revenue guidance.

In addition, our healthy balance sheet has enabled a robust investment plan focused on internal drug discovery and development efforts and external collaborations to build the Exelixis pipeline of the future. With approximately $2.1 billion in cash and investments at year end 2022, supported by ongoing cash flow from operations, Exelixis has additional capacity to continue enhancing shareholder value by deploying capital, including through the Company’s recently announced $550 million share repurchase program. We look forward to an ongoing dialogue with all of our shareholders as we seek to deliver greater value and help more cancer patients around the world.

Engagement with Farallon

Since Farallon’s investment in 2018, members of our Board and management team have had more than 50 meetings with Farallon and have reiterated our R&D strategy and openness to evaluate suggestions from all shareholders to drive enhanced value. More recently, the Board expressed its willingness to consider Farallon’s three proposed nominees and subsequently conducted an extensive evaluation of all three candidates. As part of this engagement effort, the Company and Farallon reached a near-final agreement to avoid a proxy contest that included: appointing two of Farallon’s nominees, Tomas Heyman and Robert Oliver, announcing the retirement of two long-standing existing directors and forming a new Capital Allocation Committee. All three of these actions were proposed by Farallon and agreed to by the Board. At Farallon’s request, the Board was also willing to consider sharing confidential information with Farallon pertaining to Exelixis’ R&D strategy. This would require Farallon to enter into a customary limited-duration non-disclosure agreement. However, Farallon demanded a highly unusual breadth and depth of information access as a non-negotiable part of any settlement, including unprecedented access to Exelixis’ pipeline, people and clinical trial data. This would jeopardize the Company and all its shareholders, which the Company cannot agree to. Exelixis will continue to engage with Farallon in good faith; however, in the absence of a mutually agreeable resolution that is in the best interests of all shareholders, the Company does not believe that Farallon’s changes to the Board are in the best interests of shareholders.

Exelixis will present the Board’s nominations in its proxy statement, which will be filed with the U.S. Securities and Exchange Commission and mailed to all shareholders eligible to vote at the 2023 Annual Meeting. Exelixis shareholders do not need to take any action at this time.

About Exelixis

Exelixis is a globally ambitious oncology company innovating next-generation medicines and regimens at the forefront of cancer care. Powered by bi-coastal centers of discovery and development excellence, we are rapidly evolving our product portfolio to target an expanding range of tumor types and indications with our clinically differentiated pipeline of small molecules, antibody-drug conjugates and other biotherapeutics. This comprehensive approach harnesses decades of robust investment in our science and partnerships to advance our investigational programs and extend the impact of our flagship commercial product, CABOMETYX® (cabozantinib). Exelixis is driven by a bold scientific pursuit to create transformational treatments that give more patients hope for the future. For information about the company and its mission to help cancer patients recover stronger and live longer, visit www.exelixis.com, follow @ExelixisInc on Twitter, like Exelixis, Inc. on Facebook and follow Exelixis on LinkedIn.

Exelixis Forward-Looking Statements

This press release contains forward-looking statements. Any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements and are based upon Exelixis’ current plans, assumptions, beliefs, expectations, estimates and projections. Forward-looking statements involve risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of these risks and uncertainties, which include, without limitation the factors affecting Exelixis discussed under the caption “Risk Factors” in Exelixis’ Annual Report on Form 10-K filed with the Securities and Exchange

Commission (SEC) on February 7, 2023, and in Exelixis’ future filings with the SEC. All forward-looking statements in this press release are based on information available to Exelixis as of the date of this press release, and Exelixis undertakes no obligation to update or revise any forward-looking statements contained herein, except as required by law.

Important Stockholder Information

Exelixis, Inc. (the “Company”) intends to file a proxy statement and proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with its solicitation of proxies for its 2023 Annual Meeting. THE COMPANY’S SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT (AND ANY AMENDMENTS AND SUPPLEMENTS THERETO) AND ACCOMPANYING PROXY CARD AS THESE DOCUMENTS BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain the proxy statement, any amendments or supplements to the proxy statement and other documents as and when filed by the Company with the SEC without charge from the SEC’s website at www.sec.gov.

The Company, its directors and certain of its executive officers may be deemed to be participants in connection with the solicitation of proxies from the Company’s shareholders in connection with the matters to be considered at the 2023 Annual Meeting. Information regarding the ownership of the Company’s directors and executive officers in the Company common shares is included in their SEC filings on Forms 3, 4, and 5, which can be found through the SEC’s website at www.sec.gov. Information can also be found in the Company’s other SEC filings. More detailed and updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC. These documents can be obtained free of charge from the sources indicated above.

Investor Contacts

Chris Senner

Chief Financial Officer

Exelixis, Inc.

650-837-7240

csenner@exelixis.com

Susan Hubbard

EVP, Public Affairs & Investor Relations

Exelixis, Inc.

650-837-8194

shubbard@exelixis.com

Media Contacts

Jamie Moser / Sharon Stern / Tali Epstein
Joele Frank, Wilkinson Brimmer Katcher
212-355-4449